Exhibit 10.1.31

September 15, 2004
Mr. Courtney C. Smith
Specialty Underwriters’ Alliance, Inc.
8585 Stemmons Freeway
Suite 200
Dallas, Texas 75247

Dear Courtney:

This letter agreement by and between Syndicated Services Company, Inc. (“Manager”) and Specialty Underwriters’ Alliance, Inc. (“Company”) confirms the parties’ understanding as to certain terms of the Management and Administrative Services Agreement, as amended, between Company and Manager dated as of November 1, 2003 ( the “Agreement”).

The second paragraph of Appendix II A. Fees of Addendum I to the Agreement dated as of April 26th, 2004 is hereby deleted in its entirety and replaced with the following:

“For the period of July 1 , 2004 through December 31, 2004, the Company will pay the Manager $4,266,664 payable in six (6) equal monthly installments of $711,110.67. Each such installment will be due to the Manager within thirty (30) days following the end of each month.”

The parties stipulate that the Initial Fee paid by Company to Manager in the amount of five hundred thousand dollars ($500,000) is full satisfaction for all services rendered by Manager up to and including June 30, 2004.

Except as specifically amended herein, all other terms and conditions of the Agreement, including its Appendices, shall remain in full force and effect.

This letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Sincerely,

SYNDICATED SERVICES COMPANY, INC.

By:	/s/ George P. Lagos

Name:	George P. Lagos
Title:	President

ACCEPTED AND AGREED: SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith

Name:	Courtney C. Smith
Title:	President